UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2024

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25837	36-2681268
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

233 South Wacker Drive, Suite 4900, Chicago, Illinois	60606-6303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 496-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HSII	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2024, Heidrick & Struggles International, Inc. (the “Company”) announced that the Board appointed Nirupam Sinha to serve as the Chief Financial Officer of the Company, effective as of January 6, 2025. Mr. Sinha will be the Company’s principal financial officer and principal accounting officer effective upon the commencement of his employment with the Company.

Mr. Sinha, 41, currently serves as Chief Financial Officer of Checkout.com, a global payments company. Mr. Sinha joined Checkout.com in November 2021 as Senior Vice President, Corporate Finance and Strategy and was appointed CFO of Checkout.com in February 2023. Prior to Checkout.com, Mr. Sinha served in various senior finance and strategy roles at T. Rowe Price since 2019, including Global Head of Product from May 2021 to November 2021 and group CFO of global distribution from September 2019 to May 2021. Prior to that, Mr. Sinha served at McKinsey & Co. from 2016 to 2019 in the Financial Services Practice and Corporate Business Functions Practice.

Mr. Sinha’s appointment as the Company’s Chief Financial Officer was not made pursuant to any arrangement or understanding with any other person. There are no transactions in which Mr. Sinha has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment as the Chief Financial officer of the Company, on November 26, 2024, Mr. Sinha entered into an Executive Offer Letter Agreement with the Company, effective as of January 6, 2025 (the “Offer Letter Agreement”). Pursuant to the Offer Letter Agreement, following his appointment as Chief Financial Officer, Mr. Sinha will be paid: (i) an annual base salary of $600,000; (ii) an annual cash bonus target opportunity under the Company’s Management Incentive Plan (“MIP”) equal to 100% of his base salary, subject to the attainment of certain performance goals established annually by the Board’s Human Resources and Compensation Committee (the “HRCC”); and (iii) an annual long-term incentive equity award target opportunity for fiscal 2025 equal to $900,000, with the performance-based awards to be subject to the attainment of certain performance goals established annually by the HRCC. Mr. Sinha will participate in the Company’s: (a) MIP; (b) Change in Control Severance Plan; and (c) vacation and benefit plans at the same level as other senior executives. In addition, pursuant to the Offer Letter Agreement, Mr. Sinha will receive an initial long-term incentive award in the form of performance stock units, with a grant date fair value of $600,000 (the “Initial Equity Award”). The Initial Equity Award will be earned in three equal increments upon the attainment of certain prescribed stock price hurdles and will vest in three equal annual installments beginning on March 8,2026, subject to Mr. Sinha’s continuous employment with the Company or an affiliate through such vesting date and the achievement of the applicable stock price hurdle as of each vesting date. The stock price hurdles and vesting terms are materially consistent with those remaining in place for the initial equity awards for Thomas L. Monahan III and Tom Murray, provided however, if the closing stock price of the Company’s stock as of the date of grant is at or above $46.32, the shares subject to the first stock price hurdle will only be subject to time-based vesting and will vest on March 8, 2026 subject to Mr. Sinha’s continuous employment through such vest date. Finally, Mr. Sinha will receive a sign-on cash payment of $250,000, subject to certain repayment obligations should Mr. Sinha resign from Heidrick for any reason or be terminated for cause within two years of the payment. Under the terms of the Offer Letter Agreement, Mr. Sinha will also be eligible for severance benefits at the Tier I level under the Management Severance Pay Plan in the event he is terminated by the Company without cause, as defined in the Offer Letter Agreement.

The Offer Letter Agreement also contains customary restrictive covenants in favor of the Company.

Item 7.01	Regulation FD Disclosure.

On December 9, 2024, the Company issued a press release announcing the appointment of Mr. Sinha. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Heidrick & Struggles International, Inc. Press Release dated December 9, 2024

104	Cover Page Interactive Data File, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heidrick & Struggles International, Inc.
(Registrant)

Date: December 9, 2024	/s/ Tracey Heaton
Name: Tracey Heaton
Title: Chief Legal Officer & Corporate Secretary